Exhibit 99.1


GulfWest Energy Inc. Recapitalizes

    HOUSTON--(BUSINESS WIRE)--Feb. 28, 2005--GulfWest Energy Inc.
(OTCBB:GULF)

    -- Raises approximately $42 million as the result of the issuance of Series G Convertible Preferred Stock of the Company and additional Series A Convertible Preferred Stock of its subsidiary GulfWest Oil & Gas Company

    -- Hires Allan D. Keel as new chief executive officer and Joe Grady as new chief financial officer

    --  Replaces three members of GulfWest's Board of Directors

    --  Amends various series of its preferred stock

    --  Restates financial results for the third quarter of 2005

    GulfWest Energy Inc. (OTCBB:GULF) announced today that it has sold, in a private placement, 81,000 shares of its Series G Convertible Preferred Stock to OCM GW Holdings LLC (OCMGW), an affiliate of Oaktree Capital Management LLC, for an aggregate offering price of $40.5 million. In addition, GulfWest's subsidiary, GulfWest Oil & Gas Company (GOGC), issued in a private placement, 2,000 shares of its Series A Convertible Preferred Stock, having a liquidation preference of $1.0 million, to OCMGW for $1.5 million.
    The Series G Convertible Preferred Stock bears a coupon of 8% per year. The Series G Preferred Stock has an aggregate liquidation preference of $40.5 million, and is senior to all of GulfWest's capital stock. GulfWest intends to redeem the currently outstanding 340 shares of Series F Preferred Stock for cash in connection with the transactions. For the first four years after issuance, GulfWest may defer the payment of dividends on the Series G Preferred Stock and these deferred dividends will also be convertible into GulfWest common stock at $0.90 per share. In addition, the Series G Preferred Stock is entitled to nominate and elect a majority of the members of the Board of Directors of GulfWest.
    As part of this transaction, GulfWest has hired Allan Keel as its president and chief executive officer and Joe Grady as its chief financial officer. Also John Loehr has stepped down as GulfWest's chief executive officer and J. Virgil Waggoner has resigned as chairman of the Board of Directors. Furthermore, M. Scott Manolis, Thomas Kaetzer, Marshall A. Smith III have resigned from GulfWest's Board and Allan Keel, B. James Ford and Skardon Baker have joined GulfWest's Board of Directors. Messrs. Ford and Baker are affiliated with Oaktree Capital Management LLC. Messrs. Loehr and Waggoner will remain on GulfWest's Board of Directors.
    In connection with these transactions, the terms of GOGC's Series A Preferred Stock have been amended such that by March 15, 2005, all such stock will either convert into a newly created Series H Convertible Preferred Stock of GulfWest on a one for one basis or into Common Stock at a conversion price of $0.35 per share. The Series H Convertible Preferred Stock has a liquidation preference of $500 per share and is required to be paid a dividend of 40 shares of Common Stock per share per year. In addition, the Series H Convertible Preferred Stock is convertible into Common Stock at a conversion price of $0.35 per share. Assuming all shares of Series A Preferred Stock convert to Series H Convertible Preferred Stock, the outstanding Series H Preferred Stock would have an aggregate liquidation preference of $4.875 million. The Series H Preferred Stock is senior to all of GulfWest's capital stock other than its Series F Preferred Stock and Series G Preferred Stock.
    In addition, GulfWest amended the terms of its 9,000 shares of Series E Preferred Stock such that the coupon of 6% per year they bear may be deferred for the next four years and these deferred dividends will be convertible into Common Stock at conversion price of $0.90 per share. The initial liquidation preference of the Series E Preferred Stock of $500 per share remains convertible into Common Stock at $2.00 per share. The Series E Preferred Stock has an aggregate liquidation preference of $4.5 million, and is senior to all of GulfWest's capital stock other than its Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock.
    In connection with these transactions, GulfWest entered into employment agreements with Messrs. Keel and Grady, granted certain registration rights to the holders of Series G Preferred Stock and Series H Preferred Stock, and adopted an employee stock option plan with respect to 27 million shares of GulfWest's common stock. In addition, Virgil Waggoner has granted OCMGW a proxy to vote any shares of GulfWest capital stock at its next meeting of shareholders in favor of a merger pursuant to which GulfWest will become a Delaware corporation and will authorize sufficient additional shares of Common Stock for conversion of its outstanding convertible instruments.
    Net proceeds of the offerings of approximately $38 million after expenses are being used for the repayment of debt and other liabilities and for general corporate purposes.
    In addition, in February 2005, GulfWest determined that 281,000 options it issued should have been classified as variable options rather than intrinsic value options. As a result, it has restated its financial statements for the three months ended Sept. 30, 2005. This restatement has resulted in an additional accrual of $70,250 in compensation expense. The net effect of these revisions was to decrease total liabilities and stockholders' equity at, or for the quarter ended Sept. 30, 2004, by $70,250 and $70,250, respectively. Such revisions had minimal impact on GulfWest's consolidated statements of income, cash flows, comprehensive income or changes in stockholders' equity.
    The preferred stock offered by GulfWest and its subsidiary has not be registered under the Securities Act of 1933 or any state securities laws and, unless so registered may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the preferred stock.
    This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission ("SEC"). Such statements include those concerning GulfWest's strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that GulfWest expects, believes or anticipates will or may occur in the future are forward-looking statements. These include:

    --  reliability of reserve and production estimates,

    --  production expense estimates,

    --  cash flow estimates,

    --  future financial performance,

    --  planned capital expenditures, and

    -- other matters that are discussed in the Company's filings with the SEC.

    These statements are based on certain assumptions GulfWest made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond GulfWest's control. Statements regarding future production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended Dec. 31, 2003 and Forms 10-Q and 10-Q/A for the nine months ended Sept. 30, 2004, for a further discussion of these risks.

    CONTACT: GulfWest Energy Inc., Houston
             Allan Keel, 281-820-1919